EXHIBIT 5.2

[Spectrum Brands, Inc. Letterhead]

June 3, 2005

Spectrum Brands, Inc.

Six Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

Re:	Spectrum Brands, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

I am Senior Vice President, General Counsel & Secretary for Spectrum Brands, Inc., a Wisconsin corporation (the “Company”), and am acting as counsel to the Company in connection with the issuance of up to $700,000,000 aggregate principal amount of the Company’s 7 3/8% Senior Subordinated Notes Due 2015 (the “Exchange Notes”) and related guarantees (the “Subsidiary Guarantees”) by the Subsidiary Guarantors (as defined below). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 7 3/8% Senior Notes Due 2015, together with the guarantees thereof by the Subsidiary Guarantors (the “Original Notes”) under the Indenture, dated as of February 7, 2005, as amended by the Supplemental Indenture dated as of May 3, 2005 (as so amended, the “Indenture”), among the Company, U.S. Bank National Association, as trustee (the “Trustee”), and the Subsidiary Guarantors, as contemplated by the Registration Rights Agreement, dated as of February 7, 2005 (the “Registration Rights Agreement”), by and among the Company, the Subsidiary Guarantors, Banc of America Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and ABN AMRO Incorporated.

AQ Holdings, Inc., Aquarium Systems, Inc., IB Nitrogen Inc., Jungle Talk International, Inc., Nu-Gro America Corp., Nu-Gro US Holdco Corporation, Nu-Gro Technologies, Inc., Perfecto Holding Corp., Perfecto Manufacturing, Inc., ROV Holding, Inc., Sylorr Plant Corp., Tetra Holding (US), Inc., United Industries Corporation, United Pet Group, Inc. and Willinger Bros., Inc., each a Delaware corporation and a wholly owned subsidiary of the Company, Aquaria, Inc., Pets’ N People, Inc., ROVCAL, Inc. and Southern California Foam, Inc., each a California corporation and a wholly owned subsidiary of the Company, DB Online, LLC, a Hawaii limited liability company and a wholly owned subsidiary of the Company, Ground Zero, Inc. and Schultz Company, each

Spectrum Brands, Inc.

June 3, 2005

a Missouri corporation and a wholly owned subsidiary of the Company, and WPC Brands, Inc., a Wisconsin corporation and a wholly owned subsidiary of the Company, are collectively referred to herein as the “Subsidiary Guarantors.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinion set forth herein, I have examined and relied on originals or copies of the following: (a) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Act (the “Registration Statement”); (b) the form of the Exchange Notes; (c) the form of the guarantees by the Subsidiary Guarantors pursuant to the Indenture (the “Subsidiary Guarantees”); (d) an executed copy of the Indenture; (e) an executed copy of the Registration Rights Agreement; (f) the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; (g) the Amended and Restated Articles of Incorporation of the Company, as in effect on the date hereof; (h) the Amended and Restated By-Laws of the Company, as in effect on the date hereof; and (i) certain resolutions adopted by the board of directors of the Company relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

Spectrum Brands, Inc.

June 3, 2005

My opinion set forth herein is limited to the laws of the State of Wisconsin which are normally applicable to transactions of the type contemplated by the Exchange Offer (the “Opined on Law”). I do not express any opinion with respect to the laws of any other jurisdiction other than the Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated. I am a member of the Bar in the State of Wisconsin.

Based upon and subject to the foregoing limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Exchange Notes have been duly and validly authorized by the Company.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ James T. Lucke
James T. Lucke
Senior Vice President, General Counsel & Secretary